Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath / Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS
FARMINGDALE, NY — September 28, 2010 — Misonix, Inc. (NASDAQ: MSON), a developer of state of the art, ultrasonic medical device technology, which worldwide is used for acute health conditions, today reported financial results for the fourth fiscal quarter and year ending June 30, 2010. Michael A. McManus, Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call Tuesday, September 28, 2010 at 4:30 pm to discuss the Company’s fourth quarter and year end results.
The Company also reported the following financial and operational achievements:
•	A 43% increase in revenue for the fourth fiscal quarter 2010 compared with the fourth quarter fiscal 2009

•	Gross margin as a percentage of revenues increased to 53.6% in the fourth quarter fiscal 2010

•	Revenues increased 5% for the fiscal 2010 year ended June 30, 2010

•	Gross margin as a percentage of revenues increased to 48.8% for the fiscal 2010 year ending June 30, 2010
Revenues for the three months ended June 30, 2010 from continuing operations were $4.3 million, a 43% increase when compared with $3.0 million for the same period in fiscal 2009. Medical device products sales increased $1.4 million or 60% to $3.6 million and laboratory and scientific product’s sales decreased $67,000 to $674,000 for the three months ended June 30, 2010. The increase in revenue for medical device product’s during the three months ended June 30, 2010 was primarily attributable to an increase in BoneScalpel™ sales.
Gross profit as a percentage of sales increased to 53.6% for the three months ended June 30, 2010 from 45% for the three months ended June 30, 2009. The increase in profit percentage is primarily attributable to increased margins from the Company’s BoneScalpel™ product.
The Company reported a net loss from continuing operations of $588,000 or $.08 per share for the three months ended June 30, 2010 compared with a loss of $1.2 million or $.17 per share for the same period in fiscal 2009. The Company reported a net loss attributable to Misonix, Inc. shareholders for the three months ended June 30, 2010 of $1.5 million or $.20 per share which included a loss from discontinued operations of $874,000 or $.12 per share compared to net income attributable to Misonix, Inc. shareholders of $2.4 million or $.35 per share which included income from discontinued operations of $3.6 million, a majority of which was derived from the net proceeds of the sale from these operations, or $.52 per share for the three months ended June 30, 2009.

Revenues for the twelve months ended June 30, 2010 from continuing operations were $13.4 million, a 5% increase when compared with $12.7 million for the same period in fiscal 2009. Medical device product’s sales increased $1 million or 10.8% to $10.7 million and laboratory and scientific product’s sales decreased $391,000 to $2.6 million for the twelve months ended June 30, 2010.
Gross profit as a percentage of sales increased to 48.8% for the twelve months ended June 30, 2010 from 41% for the same period in fiscal 2009. The increase in gross profit percentage is primarily attributable to increased margin from the Company’s BoneScalpel™ product.
The Company reported a net loss from continuing operations for the twelve months ended June 30, 2010 of $2.2 million or $.31 per share compared to a loss from continuing operations of $1.6 million or $.22 per share for the same period in fiscal 2009. The Company reported a net loss attributable to Misonix, Inc. shareholders for the twelve months ended June 30, 2010 of $2.9 million or $.41 per share, including a loss from discontinued operations of $671,000 or $.10 per share, compared to net income attributable to Misonix, Inc. shareholders of $2.1 million or $.30 per share including income from discontinued operations of $3.7 million, a majority of which was derived from the net proceeds of the sale from these operations, or $.52 per share for the twelve months ended June 30, 2010.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are pleased with our revenue growth during our fourth fiscal quarter. While economic conditions remain uncertain, our products are being well received by clinicians and the number of distributors marketing our products continues to grow worldwide. Sales and distribution coverage is in place for North America, all major countries in South America, most countries in Europe, and a growing number of markets in the Middle East, Africa, and Asia.
“The Misonix BoneScalpel Ultrasonic Bone Cutting System is doing particularly well with increasing revenue and margins. The Company is in the process of completing studies in Europe that demonstrate the clinical efficacy of the BoneScalpel when used for a variety of maxillo-facial/ reconstructive procedures. It is expected that this data will be published in the near future. The first abstract, entitled “Use of Ultrasonic BoneScalpel in Orthognatic Procedures,” based on clinical work performed at CHC Liege (Belgium), was presented at the recent European Association of Cranial Maxillo-Facial Surgeons (EACMFS) meeting in Brugges, Belgium. Shortly, we will begin expanding this clinical work into several U.S. medical centers. We expect to begin training our sales organization and pre-selling the product in the second fiscal quarter with a full market launch in the third quarter of this fiscal year. Exploratory work has begun for other small bone applications using BoneScalpel in orthopedic surgery.
“The SonicOne® UltraSonic Wound Debridement System is gaining traction in the market, particularly in the U.S., and orders are increasing. We recently announced our Group Purchasing Organization (GPO) Agreement with Texas-based First Choice Cooperative; SonicOne is an integral part of this agreement. Published clinical support for ultrasound based wound debridement continues to accumulate, as evidenced by a recent article in “Podiatry Today” (August 2010) and inclusion in the 4th Edition of “Wound Healing — Evidence-Based Management,” a widely used textbook. We are in the process of completing clinical work demonstrating the benefits of a SonicOne sister product in trauma centers and major hospital operating rooms (OR’s). This product will be used for acute wound situations such as trauma and burns, as well as for chronic wounds too extensive and painful to treat in an out patient setting. The precise, tissue selective nature of ultrasound debridement presents a viable, cost effective alternative to current debridement methods in the OR. Reimbursement is established for OR debridement. Aseptic technique in the OR dictates the use of disposable probes and tubing, which presents a revenue growth opportunity for our company. A late second quarter market launch is planned, preceded by product training for our worldwide sales organization.

“We continue to support the Mentor Division of Johnson & Johnson with regard to their aggressive marketing of liposuction and body sculpting technologies; the Lysonix 3000 Ultrasound-Assisted Liposuction product is a key element of their sales initiative.
“We are pleased that bench testing on our proprietary HIFU transducer technology demonstrates the ability to create lesions 45mm deep, fully developed back to the tissue surface. The transducer is smaller and less expensive than those we used in the past. The reduced manufacturing cost may make the transducer suitable for use as a disposable component. We will now be talking with companies and investors that are interested in investing in the continued development of this new technology.
“Fiscal year 2010 was an important transitional year for Misonix. We divested a number of non-core businesses in order to become a focused international medical device company. As a part of these transactions, we also raised cash and entered into two earn-out agreements whereby we will have the opportunity to receive additional cash based on the performance of Labcaire and our High Intensity Focused Ultrasound (“HIFU”) business. We may receive up to $1 million over the next three-years depending on the results of the Labcaire business and up to $5.6 million from future results of the HIFU business.
“We believe our company is in a strong position with approximately $9.9 million in cash, no debt and a solid platform of unique products that are being sold into very large market categories such as wound debridement and spine procedures.
“We recognize that economic conditions are uncertain and so we will be conservative with our cash position. We will, however, continue to look for new opportunities where the distribution of a synergistic product through our salesforce, or the acquisition of a new product, can add incremental value to our company.”
Conference Call:
Misonix management will host a conference call and webcast on Tuesday, September 28, 2010 at 4:30 pm to discuss the company’s fourth quarter and twelve months results.
Shareholders and other interested parties may participate in the conference call by dialing (800) 659-1942 (domestic) or (617) 614-2710 (international) and entering access code 98644770, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the company’s website for at least 90 days.
A recording of the live-call will be available approximately 2 hours after the event through October 5, 2010. The dial-in number to listen to the recording is (888) 286-8010 or (617) 801-6888. The replay access code is 82358698.

About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for spine surgery, wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	Derived from	Derived from
	Audited Financial	Audited Financial
	Statements	Statements
	June 30, 2010	June 30, 2009
Assets
Current Assets:
Cash	$9,900,605	$3,415,813
Accounts receivable, less allowance for doubtful accounts of $123,346 and $334,399, respectively	2,335,653	3,301,551
Inventories, net	2,699,717	3,678,743
Deferred income taxes	—	591,140
Prepaid expenses and other current assets	515,427	715,589
Note receivable	1,075,105	—
Current assets of discontinued operations	—	9,290,724

Total current assets	16,526,507	20,993,560

Property, plant and equipment, net	500,215	588,191
Deferred income taxes	—	119,249
Goodwill	1,701,094	2,016,941
Other assets	1,730,339	757,551
Assets of discontinued operations	—	10,687,914

Total assets	$20,458,155	$35,163,406

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	—	$2,633,059
Notes payable	177,679	261,485
Accounts payable	888,654	690,004
Accrued expenses and other current liabilities	1,000,523	855,577
Current liabilities of discontinued operations	—	8,809,535

Total current liabilities	2,066,856	13,249,660

Capital lease obligations	14,274	27,716
Deferred income taxes	—	228,602
Deferred income	250,739	177,207
Deferred lease liability	—	38,607
Liabilities of discontinued operations	—	457,826

Total liabilities	2,331,869	14,179,618

Commitments and contingencies

Stockholders’ equity:
Misonix, Inc. stockholders equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,502,717	25,251,412
Accumulated deficit	(7,034,799)	(4,172,939)
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total Misonix, Inc. stockholders’ equity	18,126,286	20,736,841
Noncontrolling interest	—	246,947

Total stockholders’ equity	18,126,286	20,983,788

Total liabilities and stockholders’ equity	$20,458,155	$35,163,406

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Derived from Audited Financial Statements

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$4,278,953	$2,994,704	$13,371,275	$12,713,273

Cost of goods sold	1,984,241	1,647,467	6,844,780	7,495,002

Gross profit	2,294,712	1,347,237	6,526,495	5,218,271

Selling expenses	975,373	680,237	3,625,072	2,619,510
General and administrative expenses	1,231,208	1,173,958	5,055,848	5,018,143
Research and development expenses	416,391	320,128	1,803,524	1,377,807

Total operating expenses	2,622,972	2,174,323	10,484,444	9,015,460

Operating loss from continuing operations	(328,260)	(827,086)	(3,957,949)	(3,797,189)

Total other income	22,094	368,707	1,072,311	2,300,264

Loss from continuing operations before income taxes	(306,166)	(458,379)	(2,885,638)	(1,496,925)

Income tax provision (benefit)	281,639	707,465	(694,796)	76,329

Net loss from continuing operations	(587,805)	(1,165,844)	(2,190,842)	(1,573,254)

Discontinued operations:
Net income from discontinued operations, net of income tax expense of $98,748, $72,160, $457,382 and $90,481 respectively	263,169	933,151	769,536	1,011,648
Net (loss) income from sale of discontinued operations, net of income tax expense of $401,005, tax benefit of $10,683, income tax expense of $1,358,942 and a tax benefit of $10,683 respectively	(1,090,378)	2,681,760	(1,460,226)	2,681,760
Noncontrolling interest in discontinued operations, net of income taxes	(46,529)	(7,758)	19,672	(24,630)

Net (loss) income from discontinued operations	(873,738)	3,607,153	(671,018)	3,668,778

Net (loss) income attributable to Misonix, Inc. shareholders	($1,461,543)	$2,441,309	($2,861,860)	$2,095,524

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Basic	($0.08)	($0.17)	($0.31)	($0.22)
Net (loss) income per share from discontinued operations-Basic	(0.12)	0.52	(0.10)	0.52

Net (loss) income per share attributable to Misonix, Inc. shareholders-Basic	($0.20)	$0.35	($0.41)	$0.30

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Diluted	($0.08)	($0.17)	($0.31)	($0.22)
Net (loss) income per share from discontinued operations-Diluted	(0.12)	0.52	(0.10)	0.52

Net (loss) income per share attributable to Misonix, Inc. shareholders-Diluted	($0.20)	$0.35	($0.41)	$0.30

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,001,369	7,001,369	7,001,369	7,001,369